Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020
INSTEEL INDUSTRIES REPORTS FOURTH-QUARTER AND FISCAL YEAR 2007
FINANCIAL RESULTS
MOUNT AIRY, N.C., October 18, 2007 — Insteel Industries, Inc. (Nasdaq: IIIN) today announced financial results for the fourth quarter and fiscal year ended September 29, 2007. Earnings from continuing operations for the quarter were $5.1 million, or $0.28 per diluted share compared with $9.5 million, or $0.52 per diluted share for the same period last year. Including the results of discontinued operations, net earnings were $5.2 million, or $0.28 per diluted share compared with $10.1 million, or $0.55 per diluted share in the prior year. Net sales for the fourth quarter decreased 9.9% to $74.4 million from $82.5 million in the prior year quarter. Shipments decreased 9.4% while average selling prices decreased 0.4%.
For the year ended September 29, 2007, earnings from continuing operations were $24.3 million, or $1.33 per diluted share compared with $34.4 million, or $1.86 per diluted share in the prior year. Including the results of discontinued operations, net earnings were $24.2 million, or $1.32 per diluted share compared with $33.0 million, or $1.79 per diluted share in the prior year. Net sales for the year decreased 9.6% to $297.8 million from $329.5 million last year. Shipments decreased 11.4% while average selling prices increased 2.0%.
“Insteel’s fourth-quarter earnings were negatively impacted by the continuation of soft demand in certain markets,” said H.O. Woltz III, Insteel’s president and chief executive officer. “As we had previously reported, the reduction in shipments for the quarter was driven by the continued weakness in housing-related demand, high levels of PC strand imports and unfavorable weather conditions in certain regions of the country that resulted in construction delays. Gross margins for the quarter narrowed to 17.1% from 22.0% in the third quarter and 22.2% a year ago due to the reduced shipments, lower spreads between average selling prices and raw material costs, and higher unit conversion costs. On a positive note, excluding the impact of our decision not to pursue certain PC strand business during the quarter due to low-priced import competition, shipments were up 2.1% from a year ago reflecting the continued strength of the nonresidential construction sector.”
Operating activities of continuing operations provided $6.4 million of cash during the fourth quarter compared with $9.7 million in the year-ago period primarily due to the decrease in earnings. Net working capital used $25,000 of cash in the quarter while providing $1.2 million in the same prior year period. Inventories were reduced by $12.3 million during the quarter which was offset by a $13.0 million decrease in accounts payable and accrued expenses due to lower raw material purchases and changes in the mix of vendor payment terms. The strong operating cash flow for the quarter enabled the Company to fund $3.7 million of capital expenditures, pay $1.1 million of dividends and end the quarter debt-free with $8.7 million of cash, an increase of $2.4 million from the previous quarter-end.
Capital expenditures for 2008 are currently expected to total $10.0 million as the result of cost increases
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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141 / Fax 336-786-2144

associated with the upgrading of the Company’s Florida PC strand facility and additional projects that are likely to be undertaken. The actual timing of these expenditures as well as the amounts are subject to change based on adjustments in project timelines or scope, future market conditions, the Company’s financial performance and additional growth opportunities that may arise.
The Company did not repurchase shares of its common stock during the fourth quarter under its stock repurchase program. As of September 29, 2007, the Company was authorized to buy back up to an additional $25.0 million of its shares over the remaining term of the program, which runs through January 5, 2008. Repurchases may be made from time to time in the open market or in privately negotiated transactions subject to market conditions, applicable legal requirements and other factors.
Commenting on the outlook for fiscal 2008, Woltz said, “As we approach the seasonally slower months of the year, prices for hot-rolled steel wire rod, our primary raw material, are on the rise and reduced operating rates will have an unfavorable impact on unit conversion costs. Our ability to recover these additional costs will ultimately depend upon the strength of demand and competitive dynamics in our markets.
“At a macro level, the outlook for our primary demand driver, nonresidential construction, remains positive, although we expect some moderation in the growth rate from the elevated levels of recent years. In contrast, conditions in the housing market have continued to deteriorate, making the timing of a recovery uncertain at this point. Despite these near-term challenges, we expect increasing contributions from the substantial investments that have been made in our facilities over the past two years as we ramp up production volumes on the new equipment. With engineered structural mesh continuing to gain broader market acceptance as a replacement for rebar, we are well-positioned to capitalize on this growth opportunity through the new production lines at our North Carolina and Texas facilities and are evaluating further expansions.”
Conference Call
Insteel will hold a conference call at 10:00 a.m. ET today to discuss the Company’s fourth-quarter financial results. A live webcast of this call can be accessed on the Company’s website at http://investor.insteel.com/ and will be archived for replay.
About Insteel
Insteel Industries is one of the nation’s largest manufacturers of steel wire reinforcing products for concrete construction applications. The Company manufactures and markets PC strand and welded wire reinforcement, including concrete pipe reinforcement, engineered structural mesh (“ESM”) and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates six manufacturing facilities located in the United States.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are
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Insteel Industries, Inc.

reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company’s periodic reports, in particular in its report on Form 10-K for the year ended September 30, 2006, filed with the U.S. Securities and Exchange Commission. You should carefully read these risk factors.
All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
It is not possible to anticipate and list all risks and uncertainties that may affect the Company’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which the Company operates; the continuation of favorable demand trends for the Company’s concrete reinforcing products resulting from increases in spending for nonresidential construction; the severity and duration of the downturn in residential construction activity and the impact on those portions of the Company’s business that are correlated with the housing sector; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers; the Company’s ability to raise selling prices in order to recover increases in wire rod costs; changes in U.S. or foreign trade policy affecting imports or exports of steel wire rod or the Company’s products; the impact of increased imports of PC strand; unanticipated changes in customer demand, order patterns and inventory levels; the Company’s ability to further develop the market for ESM and expand its shipments of ESM; the timely and successful completion of the expansions of the Company’s ESM and PC strand operations; the actual net proceeds realized and closure costs incurred in connection with the Company’s exit from the industrial wire business; legal, environmental or regulatory developments that significantly impact the Company’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of the Company’s operating costs; and the “Risk Factors” discussed in the Company’s Form 10-K for the year ended September 30, 2006.
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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006
Net sales	$74,358	$82,483	$297,806	$329,507
Cost of sales	61,631	64,190	241,745	258,636

Gross profit	12,727	18,293	56,061	70,871
Selling, general and administrative expense	4,545	4,458	17,583	16,996
Other expense (income), net	80	(197)	4	(446)
Interest expense	141	137	592	669
Interest income	(116)	(147)	(415)	(255)

Earnings from continuing operations before
income taxes	8,077	14,042	38,297	53,907
Income taxes	3,012	4,589	14,013	19,530

Earnings from continuing operations	5,065	9,453	24,284	34,377
Earnings (loss) from discontinued operations net of income taxes of $62, $419, ($77) and ($851)	98	626	(122)	(1,337)

Net earnings	$5,163	$10,079	$24,162	$33,040

Per share amounts:
Basic:
Earnings from continuing operations	$0.28	$0.52	$1.34	$1.88
Earnings (loss) from discontinued operations	—	0.04	(0.01)	(0.08)

Net earnings	$0.28	$0.56	$1.33	$1.80

Diluted:
Earnings from continuing operations	$0.28	$0.52	$1.33	$1.86
Earnings (loss) from discontinued operations	—	0.03	(0.01)	(0.07)

Net earnings	$0.28	$0.55	$1.32	$1.79

Cash dividends declared	$0.03	$0.03	$0.12	$0.12

Weighted average shares outstanding
Basic	18,159	18,083	18,142	18,307

Diluted	18,343	18,267	18,314	18,473

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	September 29,	September 30,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$8,703	$10,689
Accounts receivable, net	34,518	37,519
Inventories	47,401	46,797
Prepaid expenses and other	4,640	2,675
Current assets of discontinued operations	—	411

Total current assets	95,262	98,091
Property, plant and equipment, net	67,147	55,217
Other assets	7,485	9,653
Non-current assets of discontinued operations	3,635	3,635

Total assets	$173,529	$166,596

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$16,705	$30,691
Accrued expenses	7,613	9,819
Current liabilities of discontinued operations	247	643

Total current liabilities	24,565	41,153
Other liabilities	4,862	2,713
Long-term liabilities of discontinued operations	252	292
Shareholders’ equity:
Common stock	18,303	18,213
Additional paid-in capital	48,939	47,005
Deferred stock compensation	(1,132)	(662)
Retained earnings	79,859	57,882
Accumulated other comprehensive loss	(2,119)	—

Total shareholders’ equity	143,850	122,438

Total liabilities and shareholders’ equity	$173,529	$166,596

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended
	(Unaudited)
	September 29,	September 30,
	2007	2006
Cash Flows From Operating Activities:
Net earnings	$24,162	$33,040
Loss from discontinued operations	122	1,337

Earnings from continuing operations	24,284	34,377
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	5,711	4,578
Amortization of capitalized financing costs	498	529
Stock-based compensation expense	1,258	1,173
Excess tax benefits from exercise of stock options	(122)	(459)
Loss on sale of property, plant and equipment	301	82
Deferred income taxes	2,003	(1,627)
Increase in cash surrender value of life insurance over premiums paid	(277)	(193)
Net changes in assets and liabilities:
Accounts receivable, net	3,001	1,082
Inventories	(604)	(15,228)
Accounts payable and accrued expenses	(17,019)	18,456
Other changes	(1,969)	(120)

Total adjustments	(7,219)	8,273

Net cash provided by operating activities — continuing operations	17,065	42,650
Net cash provided by (used for) operating activities — discontinued operations	(147)	2,185

Net cash provided by operating activities	16,918	44,835

Cash Flows From Investing Activities:
Capital expenditures	(17,013)	(18,959)
Proceeds from sale of assets held for sale	590	—
Proceeds from sale of property, plant and equipment	—	52
Premium payments on life insurance policies	(639)	(565)

Net cash used for investing activities — continuing operations	(17,062)	(19,472)
Net cash provided by investing activities — discontinued operations	—	5,963

Net cash used for investing activities	(17,062)	(13,509)

Cash Flows From Financing Activities:
Proceeds from long-term debt	16,999	135,219
Principal payments on long-term debt	(16,999)	(147,079)
Financing costs	—	(307)
Cash received from exercise of stock options	162	360
Excess tax benefits from exercise of stock options	122	459
Repurchase of common stock	—	(8,529)
Cash dividends paid	(2,176)	(2,222)
Other	50	91

Net cash used for financing activities — continuing operations	(1,842)	(22,008)

Net cash used for financing activities	(1,842)	(22,008)

Net increase (decrease) in cash and cash equivalents	(1,986)	9,318
Cash and cash equivalents at beginning of period	10,689	1,371

Cash and cash equivalents at end of period	$8,703	$10,689

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$93	$202
Income taxes	16,785	17,489
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	937	—
Issuance of restricted stock	1,215	792
Declaration of cash dividends to be paid	544	543
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Insteel Industries, Inc.